The Board of Directors
   Robert Puette
   James Barrington
   Michael Rider


August 31, 2004

RE: Postponement of the Annual Shareholders' Meeting of BellaVista Capital, Inc.

Dear Shareholders,

On Friday, August 20, 2004 BellaVista received a "Notice of Shareholder Proposals to be presented at the 2004 annual meeting of BellaVista Capital, Inc. Stockholders." Among other things, the proposal seeks to obtain a vote of shareholders to support a plan of liquidation. Because we believe the proposals contain too little information for adequate consideration by the shareholders, and because of the status of the Board's current consideration of strategic alternatives, the Board has elected to postpone the annual meeting of shareholders, which was previously scheduled for September 7, 2004. The Board feels strongly that the proposals have raised important issues about the direction of the company and, in fairness to all shareholders, the meeting should be conducted with an opportunity for all interested parties to solicit proxies. We currently expect to hold the meeting on a date between November 15 to December 15, 2004.

The BellaVista Board recognizes the importance of considering all of the Company's strategic alternatives, including liquidation or sale of the business. During the first three months of this year, the Board of Directors, together with new management, examined the merits of a revised business plan for BellaVista in comparison with a plan of liquidation. The business plan was adopted with the understanding that if business targets were not achieved within a reasonable time frame, liquidation of the company's assets, a sale of the company or another alternative would be further considered.

While pursuing the new business plan, the Board has, at the same time, been reviewing other options that it might bring to a vote of the shareholders. During this period the Board has invested significant time and effort in analyzing these alternatives and will continue to do so. Although the Board cannot publicly disclose material information about a specific transaction until it can make full and fair disclosure under applicable securities laws, the Board intends to pursue these matters diligently to present further information for the consideration of shareholders at the proper time and in the appropriate context.

The Board has been diligent in its review of the company's current business plan and alternative strategies for shareholders. The shareholder proposal received last week offers one such exit strategy. However, shareholders need adequate information in order to understand the complexities involved before making decisions which will materially affect the direction of the Company and the value of their shares. For all of the above reasons, the Board believes it is in the best interest of the Company and its shareholders to postpone the meeting. A separate announcement of the date and time of the rescheduled meeting will be made pursuant to the provisions of the Bylaws.

Sincerely,

The Board of Directors
BellaVista Capital, Inc.